Exhibit 23.6

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1707	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

As independent petroleum engineers, we hereby consent to the inclusion or incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of information from our firm’s reserves report dated January 22, 2015 entitled Evaluation Breitburn Management Company, LLC Interests Total Proved Reserves Postle Area As of December 31, 2014 and all references to our firm included in or made part of the Registration Statement.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ Robert D. Ravnaas
Robert D. Ravnaas
President

Houston, Texas

May 19, 2015